EXHIBIT 10.7

AR FINANCING LOAN AGREEMENT

This AR FINANCING LOAN AGREEMENT (this “Agreement”) dated as of March 30, 2004, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank” ) and NETLOGIC MICROSYSTEMS, INC., a Delaware corporation with offices at 450 National Avenue, Mountain View, California 94043 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1 Financing of Accounts.

(a) Availability. Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts and Placeholder Invoices. Bank shall finance such Eligible Accounts and Placeholder Invoices by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account or Placeholder Invoice (the “Advance”). Bank may, in its good faith and reasonable business judgment, change the percentage of the Advance Rate for a particular Eligible Account or Placeholder Invoice on a case by case basis. When Bank makes an Advance, the Eligible Account or Placeholder Invoice becomes a “Financed Receivable.” Notwithstanding the foregoing, upon the occurrence of any Event of Default under the Existing Agreement (a “PO Cancellation Event”), including, without limitation, Borrower’s failure to meet the Tangible Net Worth covenant set forth in Section 6.7 (i) thereof, Bank will not agree to finance any further Placeholder Invoices, and the aggregate amount of all Advances made based upon Placeholder Invoices shall be immediately due and payable.

(b) Maximum Advances; Placeholder Invoices Sublimit. The aggregate face amount of all Advances made hereunder shall at no time exceed Ten Million Dollars ($10,000,000.00). In addition, (i) the aggregate amount of all Advances made hereunder based upon Eligible Accounts (rather than Placeholder Invoices) shall not exceed Five Million Dollars ($5,000,000.00) and (ii) the aggregate amount of all Advances made hereunder based upon Placeholder Invoices shall not exceed Six Million Dollars ($6,000,000.00).

(c) Borrowing Procedure. Borrower will deliver an Invoice Transmittal for each Eligible Account it offers. Bank may rely on information on or provided with the Invoice Transmittal.

(d) Confirmations. Bank may approve any Account Debtor’s credit before agreeing to finance any Account. Bank may verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank, in connection with each Advance requested hereunder and from time to time thereafter in its sole discretion.

(e) Accounts Notification/Collection. Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account.

(f) Maturity. This agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

(g) Suspension of Advances. Borrower’s ability to request that Bank finance Eligible Accounts and Placeholder Invoices hereunder will terminate if, in Bank’s sole discretion, there has been a Material Adverse Change.

2.2 Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, be charged as an Advance, and shall thereafter accrue fees, interest, and Finance Charges as described below and pursuant to Section 9.8 hereof.

2.2.1 Collections. Collections will be credited to the Financed Receivables Balance, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is not an Event of Default, the excess will be remitted to the Borrower, subject to Section 2.2.6.

2.2.2 Loan Fees. Borrower shall pay each of fees described in Section 2.5 of the Existing Agreement (collectively, the “Loan Fee”).

2.2.3 Finance Charges. Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance for such Financed. The Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3.1 hereof.

2.2.4 Accounting. After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, and the Loan Fee. If Borrower does not object to the accounting in writing within thirty (30) days it is considered correct, absent manifest error. All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.2.5 Deductions. Bank may deduct fees, Finance Charges and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.2.6 Account Collection Services. All Borrower’s Accounts are to be paid to the same address/or party and Borrower and Bank must agree on such address. If Bank collects all Accounts and there is not an Event of Default or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of those collections, Bank will give Borrower the Accounts collections it receives for Accounts other than Financed Receivables and/or amount in excess of the amount for which Bank has made an Advance to Borrower, less any amount due to Bank, such as the Finance Charge, the Loan Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its reasonable discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to do any act other than to turn over amounts received by Bank. All Accounts and collections are Collateral and if an Event of Default occurs, Bank need not remit collections of Collateral and may apply them to the Obligations.

2.3 Repayment of Obligations; Adjustments.

2.3.1 Repayment. Borrower will repay each Advance on the earliest of: (a) the date on which payment of the Financed Receivable with respect to which the Advance is made, (b) with respect to Advances made based upon Eligible Accounts, the date on which the Financed Receivable is no longer an Eligible Account, (c) with respect to Advances made based upon Placeholder Invoices, upon (i) the issuance of an invoice for such purchase order, (ii) at such time when any of the representations or warranties set forth in Section 5.4 are not then true and correct in all material respects with respect to such Placeholder Invoice, (iii) the occurrence of a PO Cancellation Event, or (iv) 113 days after the date of the applicable purchase order which is the subject of the Placeholder Invoice (d) the date on which any Adjustment is made to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (e) the date on which there is a breach of any warranty or representation set forth in Section 5.3 or a breach of any covenant in this Agreement if an Event of Default has occurred as a result thereof, or (f) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder.

2.3.2 Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, in the event of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, attorneys and professional fees, court costs and expenses, and any other Obligations.

2.3.3 Debit of Accounts. Bank may debit from any of Borrower’s deposit accounts payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off.

2.3.4 Adjustments. If any Account Debtor asserts a discount, allowance, return, offset, defense, warranty claim, or the like on a Financed Receivable (an “Adjustment”) or if Borrower breaches any of the representations, warranties or covenants set forth in Section 5.3, Borrower will promptly advise Bank.

2.4 Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (i) following the occurrence of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) following the occurrence of an Event of Default, demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (iii) following the occurrence of an Event of Default, prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iv) regardless of whether there has been an Event of Default, notify all Account Debtors to pay Bank directly; (v) regardless of whether there has been an Event of Default, receive, open, and dispose of mail addressed to Borrower in connection with the Lockbox; (vi) regardless of whether there has been an Event of Default, endorse Borrower’s name on check or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (vii) regardless of whether there has been an Event of Default, execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined reasonably by Bank, to protect or preserve, Bank’s rights and remedies under this Agreement, as directed by Bank.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Advance. The Bank’s agreement to make the initial Advance is subject to the condition precedent (or, in the case of Section 3.1(B), the condition concurrent) that Bank shall have received, in form and substance satisfactory to Bank, the following:

(A) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(B) an Amendment to the Existing Agreement and all of the requirements and conditions precedent thereto;

(C) payment of the fees and Bank Expenses;

(D) Certificate of Foreign Qualification (if applicable);

(E) Certificate of Good Standing/Legal Existence; and

(F) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Advances. Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a) receipt of the Invoice Transmittal;

(b) Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1 (d); and

(c) the representations and warranties in Section 5.3 shall be true on the date of the Invoice Transmittal and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5.3 remain true.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a “hold” on any deposit account pledged as Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2 Authorization to File Financing Statements. Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

4.3 Release of Intellectual Property as Collateral. Upon Bank’s determination that Borrower has had two (2) consecutive fiscal quarters with a net profit, as determined in accordance with GAAP, Bank’s security interest in the Intellectual Property shall automatically be released and Bank shall promptly take all actions reasonably required to give effect to, and evidence of, the release of the Intellectual Property from the Collateral. The foregoing notwithstanding, the Collateral shall include at all times all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Moreover, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically and at all times include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower has not changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens or Borrower has Rights to each asset that is Collateral. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse), except for inventory which, in the ordinary course of business, is maintained at third party facilities outside of the United States (the “Foreign-Based Inventory”). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral, other than Foreign-Based Inventory, to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. All inventory is in all material respects of good and marketable quality, free from material defects.

5.3 Financed Receivables. Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based upon Placeholder Invoices), as of the date the Advance is made based upon such Financed Receivable, that:

(a) Each Financed Receivable is an Eligible Account.

(b) Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

(c) The correct amount is on the Invoice Transmittal and is not disputed;

(d) Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

(e) Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances;

(f) There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g) Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h) Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i) Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j) No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4 Representations regarding Placeholder Invoices. With respect to Placeholder Invoices, Borrower represents and warrants, as of the date the Advance is made based upon such Placeholder Invoice, that the estimated purchase order value determined by Borrower is based upon the best information available to Borrower and accurately and fully (considering all known discounts available to each such customer) reflects same and Borrower represents and warrants that, based upon the best information available to Borrower, an invoice for such purchase order is expected to be issued within 112 days from the date of the purchase order.

5.5 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.6 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.7 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.8 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.9 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.10 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1 Government Compliance. Except as otherwise permitted under Section 7.3, Borrower shall maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (iv) as soon as available, but no later than forty-five (45) days after the last day of Borrower’s fiscal year end, annual financial projections; (v) other financial information reasonably requested by Bank; and (vi) so long as the Intellectual Property is Collateral, prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b) Borrower shall deliver to Bank with the monthly and annual financial statements a AR Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) Borrower shall allow Bank to audit Borrower’s Collateral at Borrower’s expense if an Event of Default has occurred and is continuing. The audit fee will be $750 per day.

(d) Upon Bank’s request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

(e) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form reasonably acceptable to Bank.

(f) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form reasonably acceptable to Bank

6.3 Taxes. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show the Bank as an additional insured and all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under Section or to pay any amount or furnish any required proof of payment to third persons and the Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section and take any action under the policies reasonably necessary to protect Bank’s interests.

6.5 Accounts.

(a) Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries’, primary depository, operating, and securities accounts with Bank.

(b) Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that the Borrower or Guarantor at any time opens or maintains, Borrower shall, at the Bank’s request and option, pursuant to an agreement in form and substance acceptable to the Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of the Bank pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.

6.6 Collections for Financed Receivables; Lockbox. Borrower shall promptly notify, transfer and deliver to Bank all collections Borrower receives for Financed Receivables (and, as and when required hereunder, for all Accounts). Upon the establishment of a lockbox, Borrower shall thereafter direct each Account Debtor (and each depository institution where proceeds of accounts receivable are on deposit) to make payments with respect to all Accounts to a lockbox account established with the Bank (“Lockbox”) or to wire transfer payments to a cash collateral account that Bank controls, as and when directed by the Bank from time to time, at its option and at the sole and exclusive discretion of the Bank. Until such Lockbox can be established, the Borrower shall remit all Accounts cash payments and remittances to the Bank when received along with a detailed cash receipts journal. It will be considered an immediate Event of Default if the Lockbox is not set-up and operational within 45 days from the date of this Agreement.

6.7 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

6.8 Protection of Intellectual Property Rights. Borrower will use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent, so long as Bank has an obligation to lend or there are any outstanding Obligations.

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; or (iv) transactions permitted under Section 7.3.

7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership or management of greater than 25% (other than by the sale of Borrower’s equity securities in a public offering or to venture capital firms and institutional investors (which shall include Berg Capital) or to the Godinho Family Trust, so long as Borrower identifies the venture capital and institutional investors prior to the closing of the investment and, in the case of the Godinho Family Trust, Borrower notifies Bank of the Trust’s investment prior to the closing of the investment). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000.00) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, (ii) the PO Cancellation Event has not occurred or would result from such action and (iii) such transaction would not result in a decrease of more than 25% of Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, subject to Permitted Liens.

7.6 Distributions; Investments. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided, however, Borrower may make repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $500,000 in any fiscal year (the principal, interest and other amounts owed under notes forgiven in conjunction with stock repurchases from former employees and directors shall not count towards the $500,000 aggregate annual repurchase price limit), provided that (i) the PO Cancellation Event has not then occurred and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank’s prior written consent.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8 EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default. Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2 or 6.6 or violates any of the covenants contained in Article 7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that, so long as the PO Cancellation Event has not then occurred, if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default; provided, however, that no Advances will be made during such cure period and grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3 Material Adverse Change. If there (i) occurs a material adverse change in the business, operations, or financial condition of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral (the foregoing being defined as a “Material Adverse Change”).

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not a Permitted Lien and is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice;

8.5 Insolvency. (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Advances shall be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could result in a Material Adverse Change;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

8.9 Subordinated Debt. A default or Event of Default occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g) Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(h) Dispose of the Collateral according to the Code.

9.2 Bank Expenses. Any amounts paid by Bank as provided herein are Bank Expenses and are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3 Bank’s Liability for Collateral. If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Except as provided above, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.5 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6 Default Rate. After the occurrence of an Event of Default, all Obligations shall accrue interest at the Applicable Rate plus five percent (5.0%) per annum (the “Default Rate”). In addition, any amounts advanced hereunder which are not based on Financed Receivables (including, without limitation, unpaid fees and Finance Charges as described in Section 2.2) shall accrue interest at the Default Rate.

10 NOTICES

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, or by certified mail postage prepaid return receipt requested, to the addresses listed at the beginning of this Agreement. A party may change notice address by written notice to the other party.

11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2 Indemnification. Borrower hereby indemnifies, defends and holds the Bank’s officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Right of Set-Off. Borrower and any guarantor hereby grant to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

13 DEFINITIONS

13.1 Definitions. In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1.

“Advance Rate” is (i) with respect to Eligible Accounts (rather than Placeholder Invoices), ninety percent (90.0%) net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue; or such other percentage as Bank establishes for a particular Eligible Account under Section 2.1.1; provided, however, upon the occurrence of a PO Cancellation Event, the Advance Rate shall reduce to eighty percent (80.0%) net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue or such other percentage as Bank establishes for a particular Eligible Account under Section 2.1.1; and (ii) with respect to Placeholder Invoices, sixty percent (60.0%) or such other percentage as Bank establishes for a particular Placeholder Invoice under Section 2.1.1.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus 1.70%; provided however, upon the occurrence of a PO Cancellation Event, then the Applicable Rate will be a per annum rate equal to the Prime Rate plus 5.80% effective as of the Reconciliation Period in which the PO Cancellation Event occurred and for each Reconciliation Period thereafter.

“AR Compliance Certificate” is attached as Exhibit “B”.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings); provided, however, that, assuming typical good faith negotiations, Bank’s attorneys’ fees and expenses for preparing and negotiating the Loan Documents in connection with this Agreement and the Existing Agreement through the Closing Date shall not be Bank Expenses to the extent that they exceed $12,500.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in California, as amended and as may be amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of the Borrower granted by the Borrower to Bank or arising under the Code, now, or in the future, in which the Borrower obtains an interest, or the power to transfer rights, including, without limitation, the property described on Exhibit A.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Deferred Revenue” is all amounts received in advance of performance under contracts and not yet recognized as revenue.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1 (d), and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith and reasonable business judgment. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank’s discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s reasonable discretion with notice to Borrower):

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(b) Accounts for an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Accounts for which the Account Debtor does not have its principal place of business in the United States;

(d) Accounts for which the Account Debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(e) Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(f) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if Account Debtor’s payment may be conditional;

(g) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(h) Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(i) Accounts for which Bank reasonably determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason in its reasonable discretion.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Article 8.

“Existing Agreement” is that certain Loan and Security Agreement dated October 2, 2003 by and between Borrower and Bank, as amended by a certain Amended and Restated Loan and Security Agreement of even date herewith, as same may be further amended, restated, extended or modified from time to time.

“Finance Charges” is defined in Section 2.2.3.

“Financed Receivables” are all those Eligible Accounts and Placeholder Invoices, as applicable, including their proceeds which Bank finances and make an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“GAAP” is generally accepted accounting principles.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is all of Borrower’s:

(a) Copyrights, trademarks, patents, and mask works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above; and

(e) All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Invoice Transmittal” shows Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number and is signed by a Responsible Officer.

“IPO” is the first underwritten sale of Borrower’s common stock to the public pursuant to a registration statement under the Securities Act of 1933, as amended, in which Borrower issues shares for its own account for an aggregate purchase price of not less than $50,000,000.

“Loan Fee” is defined in Section 2.2.2.

“Lockbox” is described in Section 6.6.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” is defined in Section 8.3.

“Maturity Date” is the sooner to occur of (i) October 2, 2005 or (ii) the occurrence of an IPO.

“Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement, the Existing Agreement or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Loan Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under the Existing Agreement, this Agreement, or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness represented by accounts payable and accrued expenses as reflected on Borrower’s balance sheet as owed to trade creditors incurred in the ordinary course of business for the deferred purchase price of property from vendors or manufacturers or services incurred in the ordinary course of business;

(e) Indebtedness consisting of reimbursement obligations under letters of credit approved by the Borrower’s Board of Directors for the purpose of (i) securing Borrower’s real property leasehold obligations, and (ii) securing Borrower’s obligations under Indebtedness described in clause (f) of this definition;

(f) Indebtedness incurred under credit arrangements extended to Borrower by its contract manufacturers in the ordinary course of business;

(g) Indebtedness secured by Permitted Liens; and

(h) Indebtedness incurred in connection with the extension, renewal or refinancing of Indebtedness described in clauses (b), (c) and (g) of this definition, if (i) the principal amount of the Indebtedness extended, renewed or refinanced is not increased, (ii) the interest rate of the Indebtedness extended, renewed or refinanced is not increased, and (iii) the average life to maturity of the new Indebtedness is greater than that of the Indebtedness extended, renewed or refinanced.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, and (iv) Investments authorized under the Borrower’s investment policy as adopted by Borrower’s Board of Directors and approved by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transaction in the ordinary course of business;

(d) Investments accepted in connection with transfers permitted by Section 7.3;

(e) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and

(h) Investments in joint ventures consisting of the licensing of technology or the providing of technical support in the ordinary course of Borrower’s business pursuant to Borrower’s customary business practices, provided that Borrower’s aggregate cash investment in such joint ventures does not exceed $250,000 in any fiscal year.

“Permitted	Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement, the other Loan Documents, or the Existing Agreement;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense;

(e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c) and (p), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower in the ordinary course of business of Borrower;

(h) Liens arising from judgments, decrees or attachments that do not constitute an Event of Default under Section 8.4 or Section 8.7;

(i) Liens to secure the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialman and other like Persons arising by operation of law in the ordinary course of business for sums which are not yet due and payable;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to true lease transactions concerning personal property entered into in the ordinary course of business;

(l) Liens that constitute rights of offset of a customary nature; and

(m) Liens securing Indebtedness permitted under clause (f) of Permitted Indebtedness.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Placeholder Invoice” is the estimated face value amount (as determined by Borrower, subject to Section 5.4 hereof) of an invoice for a receivable that will be generated (but has not yet been generated) pursuant to a purchase order signed by Solectron (for Cisco Systems, Inc. products), Mitsui/Fujitsu (for Hitachi products) or other Account Debtor acceptable to Bank, in its sole discretion, and approved on a case-by-case basis.

“PO Cancellation Event” is defined in Section 2.1.1 (a).

“Prime Rate” is the greater of (i) four percent (4.0%) or (ii) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Reconciliation Day” is the last calendar day of each month.

“Reconciliation Period” is each calendar month.

“ResponsibleOfficer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Rights”, as applied to the Collateral, means the Borrower’s rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including Borrower’s power to transfer rights in such Collateral to Bank.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing, including indebtedness of approximately $7,650,000 in aggregate principal amount owed to Borrower’s investors pursuant to a bridge loan facility, and subordinated to the Obligations pursuant to subordination agreements substantially in the form of Exhibit G to the Existing Agreement.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill and minority investments, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the State of California as of the date first above written.

BORROWER:

NETLOGIC MICROSYSTEMS, INC.

By	/s/ Ronald S. Jankov

Name:	Ronald S. Jankov

Title:	President and CEO

BANK:

SILICON VALLEY BANK

By	/s/ Teresa Li

Name:	Teresa Li

Title:	Vice President

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired;, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, upon Bank’s determination that Borrower has had two (2) consecutive fiscal quarters with a net profit, as determined in accordance with GAAP, the Collateral shall not include (and the following shall automatically be released from the security interest granted to Bank) (i) any copyrights, trademarks, servicemarks, patents and mask works and applications, now owned or hereafter acquired, including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use, (ii) any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held, (iii) any design rights which may be available to Debtor now or later created, acquired or held, and (iv) any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority

(including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically and at all times include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

EXHIBIT B

SILICON VALLEY BANK

SPECIALTY FINANCE DIVISION

AR Compliance Certificate

I, as authorized officer of NETLOGIC MICROSYSTEMS, INC. (“Borrower”) certify under the AR Financing Loan Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows:

Borrower represents and warrants for each Financed Receivable (other than with respect to Placeholder Invoices), as of the date the Advance is made based upon such Financed Receivable, that:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified. The execution, delivery and performance of this Agreement has been duly authorized, and do not conflict with Borrower’s formations documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

Borrower has good title to the Collateral. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules. None of Borrower’s properties or assets has been used by Borrower, to the best of Borrower’s knowledge, by previous persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all taxes. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

With respect to Placeholder Invoices, Borrower represents and warrants, as of the date the Advance is made based upon such Placeholder Invoice, that the estimated purchase order value determined by Borrower is based upon the best information available to Borrower and accurately and fully (considering all known discounts available to each such customer) reflects same and Borrower represents and warrants that, based upon the best information available to Borrower, an invoice for such purchase order is expected to be issued within 112 days from the date of the purchase order.

All representations and warranties in the Agreement are true and correct in all material respects on this date.

Sincerely,

SIGNATURE

TITLE

DATE

Schedule to Loan and Security Agreement

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement): NetLogic Microsystems, Inc.

Borrower’s State of formation: Delaware

Borrower has operated under only the following other names (if none, so state):

All other addresses at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses):

Borrower has deposit accounts and/or investment accounts located only at the following institutions:

List Acct. Numbers:

Liens existing on the Closing Date and disclosed to and accepted by Bank in writing:

Investments existing on the Closing Date and disclosed to and accepted by Bank in writing:

Subordinated Debt: Indebtedness on the Closing Date and disclosed to and consented to by Bank in writing:

The following is a list of the Borrower’s copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include name of the copyright and registration number and attach a copy of the registration):

The following is a list of all software which the Borrower sells, distributes or licenses to others, which is not registered with the United States Copyright Office. (Please include versions which are not registered:

The following is a list of all of the Borrower’s patents which are registered with the United States Patent Office. (Please include name of the patent and registration number and attach a copy of the registration.):

The following is a list of all of the Borrower’s patents which are pending with the United States Patent Office. (Please include name of the patent and a copy of the application.):

The following is a list of all of the Borrower’s registered trademarks. (Please include name of the trademark and a copy of the registration.):

Borrower is not subject to litigation that would have a material adverse effect on the Borrower’s financial condition, except the following (attach additional comments, if needed):

Tax ID Number

Organizational Number, if any: